Exhibit 16.1



May 4, 2006


Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madam:

We have read Item 4 of SkyTerra Communications, Inc.'s Form 8-K dated May 4, 2006, and have the following comments:

1. We agree with statements made that (a) on May 1, 2006, the board of directors notified Deloitte & Touche LLP that it had been dismissed as SkyTerra Communications, Inc.'s independent registered public accounting firm in the first paragraph; and (b) the statements made in the second, third and fifth paragraphs under Item 4.01.

2. We have no basis on which to agree or disagree with the statements in the first paragraph that: (a) the board of directors notified Ernst & Young LLP that it had been appointed to serve as SkyTerra Communications, Inc.'s independent registered public accounting firm; (b) the change was recommended by the audit committee and approved by the board of directors;
     (c) that on May 3, 2006, SkyTerra Communications, Inc. executed an engagement letter with Ernst & Young LLP; or any of the statements made in the fourth paragraph under Item 4.01.



Yours truly,

/s/ DELOITTE & TOUCHE LLP